As filed with the Securities and Exchange Commission on June 8, 2011

Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FEDFIRST FINANCIAL CORPORATION
(exact name of registrant as specified in its charter)

Maryland	80-0578993
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Donner at Sixth Street
Monessen, Pennsylvania 15062
 (Address of Principal Executive Offices)

FedFirst Financial Corporation 2011 Equity Incentive Plan
(Full Title of the Plan)

Copies to:

Patrick G. O’Brien	Paul M. Aguggia, Esq.
President and Chief Executive Officer	Aaron M. Kaslow, Esq
FedFirst Financial Corporation	Kilpatrick Townsend & Stockton LLP
Donner at Sixth Street	607 14th Street, NW, Suite 900
Monessen, PA 15062	Washington, D.C. 20005
(724) 684-6800	(202) 508-5800

(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Common Stock, $.01 par value per share	145,870(2)	$14.59 (5)	$2,128,243	$247
Common Stock, $.01 par value per share	58,348(3)	$14.59 (5)	$851,297	$99
Totals	204,218		$2,979,540	$346

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares to be issued pursuant to the FedFirst Financial Corporation 2011 Equity Incentive Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of FedFirst Financial Corporation, as permitted by Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents the number of shares of common stock currently reserved for issuance for options granted pursuant to the Plan.
(3)	Represents the number of shares of common stock reserved for issuance under the Plan for any future grants of restricted stock.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with 17 C.F.R. Sections 230.457(c) and 230.457(h).
(5)	The average of the high and low price of the common stock of FedFirst Financial Corporation (the “Common Stock”) on the Nasdaq Capital Market on June 6, 2011.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. §230.462.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information

The documents containing the information for the Plan specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.  Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed or to be filed by FedFirst Financial Corporation (the “Registrant” or the “Corporation”) with the SEC are incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 10-K (File No. 000-54124) which includes the consolidated statements of financial condition of FedFirst Financial Corporation and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, statement of changes in equity and cash flows for the years then ended is incorporated by reference.  The Form 10-K was filed with the SEC on March 18, 2011.

(b)           The Registrant’s Quarterly Report on Form 10-Q (File No. 000-54124) for the quarterly period ended March 31, 2011, filed with the SEC on May 13, 2011.

(c)           The Registrant’s Current Reports on Form 8-K filed on May 2, 2011, May 26, 2011 and May 27, 2011 (other than items submitted under 2.02, 7.01 and 9.01 of Form 8-K).

(d)           The description of the Registrant’s common stock contained in Registrant’s Form 8-K 12G, as filed with the SEC on September 21, 2010 pursuant to Section 12(g) of the Exchange Act pursuant to subsection (a) of Rule 12g-3 promulgated under the Exchange Act.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement to be a part hereof from the date of the filing of such documents.  Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

The Corporation’s Articles of Incorporation provides for the following indemnification under Article Nine:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

The Corporation maintains a directors’ and officers’ liability insurance policy which insures the directors and officers against certain liabilities.

Item 7.  Exemption from Registration Claimed

None.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1	Articles of Incorporation of FedFirst Financial Corporation(1)
4.2	Bylaws of FedFirst Financial Corporation(2)
5.0	Opinion of Kilpatrick Townsend & Stockton LLP
23.0	Consent of ParenteBeard LLC
23.1	Consent of Kilpatrick Townsend & Stockton LLP (included in Exhibit 5)
24.0	Power of Attorney (located on the signature pages)
99.1	FedFirst Financial Corporation 2011 Equity Incentive Plan (3)
99.2	Form of Incentive Stock Option Award Agreement
99.3	Form of Non-statutory Stock Option Award Agreement
99.4	Form of Restricted Stock Award Agreement
____________________

(1)	Incorporated by reference to Exhibit 3.1 of the FedFirst Financial Corporation Registration Statement on Form S-1, as amended, filed with SEC on March 12, 2010.
(2)	Incorporated by reference to Exhibit 3.2 of the FedFirst Financial Corporation Registration Statement on Form S-1, as amended, filed with SEC on March 12, 2010.
(3)	Incorporated by reference to Appendix A of the FedFirst Financial Corporation Definitive Proxy Statement filed with SEC on April 28, 2011.

Item 9.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the Volume of Securities Offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, FedFirst Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monessen, Pennsylvania on June 8, 2011.

FEDFIRST FINANCIAL CORPORATION

By:	/s/Patrick G. O’Brien
Patrick G. O’Brien
President and Chief Executive Officer (principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. O’Brien) constitutes and appoints Patrick G. O’Brien, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully, and to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick G. O’Brien	President, Chief Executive	June 8, 2011
Patrick G. O’Brien	Officer and Director (principal executive officer)

/s/ Robert C. Barry, Jr.	Senior Vice President and	June 8, 2011
Robert C. Barry, Jr.	Chief Financial Officer (principal accounting and financial officer)

/s/ R. Carlyn Belczyk	Director	June 8, 2011
R. Carlyn Belczyk

/s/ Richard B. Boyer	Director	June 8, 2011
Richard B. Boyer

/s/ John M. Kish	Director	June 8, 2011
John M. Kish

/s/ John J. LaCarte	Director	June 8, 2011
John J. LaCarte

/s/ John M. Swiatek	Director	June 8, 2011
John M. Swiatek

/s/ David L. Wohleber	Director	June 8, 2011
David L. Wohleber

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing	Sequentially Numbered Page Location

4.1	Articles of Incorporation of FedFirst Financial Corporation	Incorporated by reference to Exhibit 3.1 of the FedFirst Financial Corporation Registration Statement on Form S-1 filed with the SEC on March 12, 2010.

4.2	Bylaws of FedFirst Financial Corporation	Incorporated by reference to Exhibit 3.2 of the FedFirst Financial Corporation Registration Statement on Form S-1 filed with the SEC on March 12, 2010.

5.0	Opinion of Kilpatrick Townsend & Stockton LLP	Filed herewith.

23.0	Consent of ParenteBeard LLC	Filed herewith.

23.1	Consent of Kilpatrick Townsend & Stockton LLP	Included in Exhibit 5

24.0	Power of Attorney	Located on the signature page.

99.1	FedFirst Financial Corporation 2011 Equity Incentive Plan	Incorporated by reference to Appendix A of the FedFirst Financial Corporation Definitive Proxy Statement filed with the SEC on April 28, 2011.

99.2	Form of Incentive Stock Option Award Agreement	Filed herewith.

99.3	Form of Non-statutory Stock Option Award Agreement	Filed herewith.

99.4	Form of Restricted Stock Award Agreement	Filed herewith.